Exhibit 99.1

F O R    I M M E D I A T E    R E L E A S E

November 19, 2015 For more information contact: Scott Estes (419) 247-2800 Steve Schroeder (419)247-2800

WELLTOWER™ ANNOUNCES PRICING OF INAUGURAL C$300 MILLION

OF 3.35% SENIOR UNSECURED NOTES DUE 2020

Toledo, Ohio, November 19, 2015… Welltower Inc. (NYSE:HCN) today announced that it has priced C$300 million in aggregate principal amount of 3.35% senior unsecured notes due November 25, 2020. The notes will be issued through a private placement in Canada at 99.740% of their face amount to yield 3.407%. The notes will be issued by the company’s indirect wholly-owned subsidiary, HCN Canadian Holdings - 1, LP, and will be guaranteed fully and unconditionally by Welltower. Subject to customary closing conditions, the offering is expected to close on November 25, 2015.

The company intends to use the net proceeds from this offering for general corporate purposes, including investing in health care and seniors housing properties.

The notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

About Welltower

Welltower Inc. (NYSE:HCN), an S&P 500 company headquartered in Toledo, Ohio, is driving the transformation of health care infrastructure. The company invests with leading seniors housing operators, post-acute providers and health systems to fund the real estate infrastructure needed to scale innovative care delivery models and improve people’s wellness and overall health care experience. Welltower™, a real estate investment trust (REIT), owns more than 1,400 properties in major, high-growth markets in the United States, Canada and the United Kingdom, consisting of seniors housing and post-acute communities and outpatient medical properties. More information is available at www.welltower.com.

Forward-Looking Statements and Risk Factors

This press release may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. When the company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions that do not relate solely to historical matters, it is making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause the company’s actual results to differ materially from the company’s expectations discussed in the forward-looking statements. This may be a result of various factors, including, but not limited to, those factors in the company’s reports filed from time to time with the Securities and Exchange Commission. Completion of the proposed offering is subject to various factors, including, but not limited to, the status of the economy, the status of the capital markets and customary closing conditions. The company undertakes no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, or to update the reasons why actual results could differ from those projected in any forward-looking statements.